Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 26, 2015 with respect to the consolidated financial statements and financial statement schedule of Barnes & Noble Education, Inc. in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-202298) and related Prospectus of Barnes & Noble Education, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

New York, NY

July 13, 2015